BRANDEN T. BURNINGHAM
                            455 EAST 500 SOUTH, SUITE 205
                              SALT LAKE CITY, UTAH 84111

                                                      TELEPHONE: (801)363-7411
ADMITTED IN UTAH AND CALIFORNIA                       FACSIMILE: (801)355-7126


May 13, 2002


Cybertel Communications Corp.
2820 La Mirada Drive, Suite H
Vista, California  92083


Re: Registration Statement on Form S-3 of Cybertel Communications Corp., a Nevada corporation (the "Company")


Gentlemen:

     I have examined the Registration Statement on Form S-3 which you intend to file with the Securities and Exchange Commission on or about May 15, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 15,025,153 shares of your common stock issuable upon exercise of certain warrants or upon conversion of certain convertible notes and shares of 6% Convertible Series A Preferred Stock (the "Shares") to be sold by certain stockholders as described in the Registration Statement (the "Selling Stockholders"). As your legal counsel, I have examined the proceedings taken and am familiar with the proceedings that you propose to take in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the section entitled "Plan of Distribution" of the Registration Statement.

     It is my opinion that the Shares, when sold by the Selling Stockholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever it appears in the Registration Statement and any amendments thereto.

                                           Sincerely yours,

                                           /s/ Branden T. Burningham

                                           Branden T. Burningham